Exhibit (c)(xii)

HIGHLY CONFIDENTIAL September 1, 2025 September 1, 2025 Presentation for Special Committee PROJECT ARBUTUS

1 HIGHLY CONFIDENTIAL September 1, 2025 PROJECT ARBUTUS Disclaimer This presentation, and any supplemental information (written or oral) or other documents provided in connection therewith (collectively, the “materials”), are provided solely for the information of the Special Committee of the Board of Directors (the “Special Committee”) of TELUS International (Cda) Inc. (the “Company” or “TELUS Digital”) by BMO Nesbitt Burns Inc. (“BMO”) in connection with the Special Committee’s consideration of a potential transaction (the “Transaction”) involving the Company. This presentation is incomplete without reference to, and should be considered in conjunction with, any supplemental information provided by and discussions with BMO in connection therewith. Any defined terms used herein shall have the meanings set forth herein, even if such defined terms have been given different meanings elsewhere in the materials. The materials are for discussion purposes only. BMO expressly disclaims any and all liability which may be based on the materials and any errors therein or omissions therefrom. The materials were prepared for specific persons familiar with the business and affairs of the Company or other Transaction participants for use in a specific context and were not prepared to conform with any disclosure standards under any state, federal or international securities laws or other laws, rules or regulations, and none of the Special Committee, the Company or BMO takes any responsibility for the use of the materials by persons other than the Special Committee. The materials are provided on a confidential basis solely for the information of the Special Committee and may not be disclosed, summarized, reproduced, disseminated or quoted or otherwise referred to, in whole or in part, without BMO’s prior written consent. Notwithstanding any other provision herein, the Company (and each employee, representative or other agent of the Company) may disclose to any and all persons without limitation of any kind, the tax treatment and tax structure of any transaction and all materials of any kind (including opinions or other tax analyses, if any) that are provided to the Company relating to such tax treatment and structure. However, any information relating to the tax treatment and tax structure shall remain confidential (and the foregoing sentence shall not apply) to the extent necessary to enable any person to comply with securities laws. For this purpose, the tax treatment of a transaction is the purported or claimed U.S. income or franchise tax treatment of the transaction and the tax structure of a transaction is any fact that may be relevant to understanding the purported or claimed U.S. income or franchise tax treatment of the transaction. If the Company plans to disclose information pursuant to the first sentence of this paragraph, the Company shall inform those to whom it discloses any such information that they may not rely upon such information for any purpose without BMO’s prior written consent. BMO is not an expert on, and nothing contained in the materials should be construed as advice with regard to, legal, accounting, regulatory, insurance, tax or other specialist matters. BMO’s role in reviewing any information is limited solely to performing such a review as it shall deem necessary to support its own advice and analysis and shall not be on behalf of the Special Committee. The materials necessarily are based on financial, economic, market and other conditions as in effect on, and the information available to BMO as of, the date of the materials. Although subsequent developments may affect the contents of the materials, BMO has not undertaken, and is under no obligation, to update, revise or reaffirm the materials. The materials are not intended to provide the sole basis for evaluation of the Transaction and do not purport to contain all information that may be required. The materials do not address the underlying business decision of the Company or any other party to proceed with or effect the Transaction, or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available for the Company or any other party. The materials do not constitute any opinion, nor do the materials constitute a recommendation to the Special Committee, the Company, any security holder of the Company or any other party as to how to vote or act with respect to any matter relating to the Transaction or otherwise or whether to buy or sell any assets or securities of any company. BMO’s only opinion is the opinion, if any, that is actually delivered to the Special Committee. The materials may not reflect information known to other professionals in other business areas of BMO and its affiliates. The preparation of the materials was a complex process involving quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytic methods employed and the adaption and application of these methods to the unique facts and circumstances presented and, therefore, is not readily susceptible to partial analysis or summary description. Furthermore, BMO did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. Accordingly, the analyses contained in the materials must be considered as a whole. Selecting portions of the analyses, analytic methods and factors without considering all analyses and factors could create a misleading or incomplete view. The materials reflect judgments and assumptions with regard to industry performance, general business, economic, regulatory, market and financial conditions and other matters, many of which are beyond the control of the participants in the Transaction. Any estimates of value contained in the materials are not necessarily indicative of actual value or predictive of future results or values, which may be significantly more or less favorable. Any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which any assets, businesses or securities may actually be sold or acquired. The materials do not constitute a valuation opinion or credit rating. In preparing the materials, BMO has not conducted any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (contingent or otherwise) of the Company or any other party and has no obligation to evaluate the solvency of the Company or any other party under any law. All budgets, projections, estimates, financial analyses, reports and other information with respect to operations (including estimates of potential cost savings and expenses) reflected in the materials have been prepared by management of the relevant party or are derived from such budgets, projections, estimates, financial analyses, reports and other information or from other sources, which involve numerous and significant subjective determinations made by management of the relevant party and/or which such management has reviewed and found reasonable. The budgets, projections and estimates (including, without limitation, estimates of potential cost savings and synergies) contained in the materials may or may not be achieved and differences between projected results and those actually achieved may be material. BMO has relied upon representations made by management of the Company that such budgets, projections and estimates have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management (or, with respect to information obtained from public sources, represent reasonable estimates), and BMO expresses no opinion with respect to such budgets, projections or estimates or the assumptions on which they are based. The scope of the financial analysis contained herein is based on discussions with the Company (including, without limitation, regarding the methodologies to be utilized), and BMO does not make any representation, express or implied, as to the sufficiency or adequacy of such financial analysis or the scope thereof for any particular purpose. BMO has assumed and relied upon the accuracy and completeness of the financial and other information provided to, discussed with or reviewed by it without (and without assuming responsibility for) independent verification of such information, makes no representation or warranty (express or implied) in respect of the accuracy or completeness of such information and has further relied upon the assurances of the Company that it is not aware of any facts or circumstances that would make such information inaccurate or misleading. In addition, BMO has relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company or any other participant in the Transaction since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to BMO that would be material to its analyses, and that the final forms of any draft documents reviewed by BMO will not differ in any material respect from such draft documents. The materials are not an offer to sell or a solicitation of an indication of interest to purchase any security, option, commodity, future, loan or currency. The materials do not constitute a commitment by BMO or any of its affiliates to underwrite, subscribe for or place any securities, to extend or arrange credit, or to provide any other services. In the ordinary course of business, certain of BMO’s affiliates and employees, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, one or more parties that may be involved in the Transaction and their respective affiliates or any currency or commodity that may be involved in the Transaction. BMO provides mergers and acquisitions, restructuring and other advisory and consulting services to clients. BMO’s personnel may make statements or provide advice that is contrary to information contained in the materials. BMO’s or its affiliates’ proprietary interests may conflict with the Company’s interests. BMO may have advised, may seek to advise and may in the future advise one or more participants in the Transaction and/or other companies mentioned in the materials.

2 HIGHLY CONFIDENTIAL September 1, 2025 PROJECT ARBUTUS SUMMARY OF TELUS TRANSACTION Section 1: Summary of TELUS Transaction Section 1 Summary of TELUS Transaction Section 2 Overview of TELUS Digital Section 3 Management Projections Section 4 Financial Analysis Appendix (Informational)

HIGHLY CONFIDENTIAL
September 1, 2025

BMO

SUMMARY OF TELUS TRANSACTION

Summary of TELUS Transaction

(Values shown in US$ mm, unless otherwise stated)

Structure

- Acquisition of TELUS Digital by TELUS via arrangement

Per Share Consideration

- US$4.50, payable, at the election of TELUS Digital shareholders, in cash, stock, or combination thereof, for each outstanding share of TELUS Digital not already owned by TELUS
  - Per share consideration represents ~32% increase to TELUS' initial proposal of $3.40 per share

Certain Closing Conditions

- TELUS Digital shareholder approval (66⅔% of votes cast and simple majority of holders of subordinate voting shares)
- Interim and final orders of Supreme Court of British Columbia
- Stock exchange approval for TELUS shares issuable pursuant to Arrangement
- No TELUS Digital material adverse effect
- FDI regulatory approval

Deal Protection

- Non-solicitation
- If there is a superior proposal, Board can change its recommendation but must submit TELUS' proposal to a TELUS Digital shareholder vote prior to termination of the Arrangement Agreement
- Right to match
- Reciprocal expense reimbursement of up to US$10 million upon termination of Arrangement Agreement, in certain circumstances
  - Expense reimbursement from TELUS if (i) TELUS Digital shareholder approval is not obtained, provided that there is no change in recommendation or TELUS Digital breach or (ii) breach by TELUS
  - Expense reimbursement from TELUS Digital if (i) there is a change in TELUS Digital Board recommendation, (ii) TELUS Digital shareholder approval is not obtained and there has been a change in recommendation prior to the vote or (iii) breach by TELUS Digital

Voting and Support Agreements

- Voting and support agreements with EQT / BPEA and directors and executive officers of TELUS Digital

Other

- Transaction is subject to MI 61-101 requirements, including the requirement to prepare a formal valuation and the approval of a majority of minority shareholders
- TELUS owns a 57% economic interest and an 87% voting interest in TELUS Digital[(1)]

SELECTED TRANSACTION PARAMETERS

Per Share Consideration	**(US$)**	**$4.50**
Fully Diluted Shares Outstanding	(mm)	297
Implied Equity Value (100%)	(US$ mm)	$1,335
Implied Minority Equity Value (excl. RSUs and PSUs)	(US$ mm)	$541
Implied Enterprise Value	(US$ mm)	$2,874
Implied Premium / (Discount) to:		
Closing Share Price ($3.88)	(%)	16.0%
Unaffected Date ($2.96)[(2)]	(%)	52.0%
30-Day VWAP Prior to Proposal ($2.75)[(2)]	(%)	63.4%
60-Day VWAP Prior to Proposal ($2.67)[(2)]	(%)	68.7%
90-Day VWAP Prior to Proposal ($2.95)[(2)]	(%)	52.4%
52-Week High Prior to Proposal ($6.86)[(2)]	(%)	(34.4%)
Implied Multiples (Reported EBITDA / Adj. EBITDA):[(3)]		
EV / Q2'25 LTM Adj. EBITDA ($382 mm / $312 mm)	(ratio)	8.3x / 9.2x
EV / 2025B Adj. EBITDA		
Consensus Estimates ($399 mm / $329 mm)	(ratio)	8.0x / 8.7x
Mgmt. Standalone Forecast ($386 mm / $312 mm)	(ratio)	8.2x / 9.2x

Source: FactSet, Public filings, TELUS Digital Management, Arrangement Agreement (draft of August 31, 2025)
Note: Market data as of 29-Aug-25.
1. Ownership based on TELUS Digital's basic shares outstanding.
2. As of unaffected share price date of 11-Jun-25.
3. Adjusted EBITDA presented as burdened by lease expenses and unburdened by share-based compensation. For Adjusted EBITDA multiples, enterprise value does not include lease liability as financial debt.

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PROJECT ARBUTUS

4 HIGHLY CONFIDENTIAL September 1, 2025 PROJECT ARBUTUS 08-Jan-25: Meta announced plans to end third-party fact checking on its platforms 12-Feb-24 Announced US$1.8 bn senior unsecured note offering, with proceeds used to repay existing debt 12-Jul-23: Released revised guidance projecting lower growth, triggering analyst downgrades 15-Feb-23: Investor sentiment weakens after 2023 Investor Day, with analyst criticism regarding around limited competitive differentiation and rising operating costs 28-Jun-22: TELUS announced agreement to acquire US$66 mm shares of TELUS Digital 05-Jul-21 Announced acquisition of Playment (terms undisclosed) 12-Jun-25: TELUS announced non-binding proposal to acquire remaining ownership of TELUS Digital for $3.40 per share 27-May-25: Announced acquisition of Gerent (terms undisclosed) -- 3.0 6.0 9.0 12.0 15.0 18.0 -- $10 $20 $30 $40 $50 $60 Feb-21 Aug-21 Feb-22 Aug-22 Feb-23 Aug-23 Feb-24 Aug-24 Feb-25 Aug-25 Volume (mm) Share Price (US$) Volume Share Price (US$) S&P 500 (Indexed) Source: Public filings, FactSet, Street research Note: Market data as of 29-Aug-25. SUMMARY OF TELUS TRANSACTION TELUS Digital shares have declined primarily from weakening customer demand trends and industry-wide headwinds Adj. EBITDA Beat Adj. EBITDA Miss (Values shown in US$, unless otherwise stated) HISTORICAL SHARE PRICE AND TRADING VOLUME Historical Trading Performance Technology valuations decline from late 2021 to early 2022 as Federal Reserve enters interest rate hike cycle and macroeconomic outlook weakens

5 HIGHLY CONFIDENTIAL September 1, 2025 PROJECT ARBUTUS -- 2 4 6 8 10 12 14 16 18 -- 5% 10% 15% 20% 25% 30% 35% 40% 45% 12-Jun-25 03-Jul-25 23-Jul-25 12-Aug-25 29-Aug-25 Volume (mm) Trading Premium to Initial Proposal Price of $3.40 (%) Volume Implied Premium to Initial Proposal Price Implied Per Share Consideration Premium to Initial Proposal Price VWAP Since Initial Proposal Announcement: $3.73 Float Turnover Since Initial Proposal Announcement: 89.3% (Values shown in US$, unless otherwise stated) Source: FactSet, Bloomberg Note: Market data as of 29-Aug-25. 1. Calculated using aggregate trading volume of TELUS Digital’s NYSE-listed and TSX-listed shares (excludes statutory holidays). 2. Implied premium of daily VWAP to initial per share consideration of US$3.40 per share. SUMMARY OF TELUS TRANSACTION Arbitrage Spread Since TELUS’ Initial Acquisition Proposal TRADING PREMIUM(1),(2) TO INITIAL PROPOSAL PRICE AND TRADING VOLUME(1) Per share consideration is 32.4% higher than initial proposal and 8.2% higher than top of trading range since initial proposal announcement 09-Jul-25: TELUS Digital announces Special Committee process update 12-Jun-25: TELUS Digital announces non-binding proposal to acquire remaining ownership of TELUS Digital for $3.40 per share in cash 01-Aug-25: TELUS Digital announces Q2 2025 results $4.50 Per Share Consideration (32.4% premium to initial proposal of $3.40)

HIGHLY CONFIDENTIAL
September 1, 2025

BMO

SUMMARY OF TELUS TRANSACTION

Shareholder Overview and Implications for Minority Approval

(Values shown in US$, unless otherwise stated)

SHAREHOLDER SUMMARY[1]

Name	Multiple Voting Shares ("MVS")		Subordinate Voting Shares ("SVS")		Economic Interest	Voting Interest
	(mm)	(%)	(mm)	(%)	(%)	(%)
TELUS	152.0	92.5%	6.9	6.0%	57.0%	86.9%
EQT/BPEA	12.4	7.5%	35.4	31.1%	17.2%	9.1%
Tobias Dengel	--	--	2.3	2.0%	0.8%	0.1%
Other Insiders	--	--	2.0	1.8%	0.7%	0.1%
Total Insiders	**164.4**	**100.0%**	**46.6**	**40.8%**	**75.8%**	**96.2%**
Mackenzie Financial	--	--	8.0	7.0%	2.9%	0.5%
QV Investors	--	--	7.6	6.7%	2.7%	0.4%
ClearBridge Investments[2]	--	--	5.0	4.4%	1.8%	0.3%
BlackRock	--	--	4.8	4.2%	1.7%	0.3%
Medina Value Partners	--	--	4.2	3.7%	1.5%	0.2%
Scheer, Rowlett & Associates	--	--	3.7	3.2%	1.3%	0.2%
Franklin Bissett	--	--	3.3	2.9%	1.2%	0.2%
NEI Investments	--	--	2.2	1.9%	0.8%	0.1%
Arrowstreet Capital	--	--	2.2	1.9%	0.8%	0.1%
Beutel, Goodman & Co.	--	--	2.0	1.8%	0.7%	0.1%
Other Institutions	--	--	22.0	19.3%	7.9%	1.3%
Total Institutions	**--**	**--**	**65.2**	**57.1%**	**23.4%**	**3.7%**
Remaining Shareholders	--	--	2.3	2.0%	0.8%	0.1%
Total	**164.4**	**100.0%**	**114.1**	**100.0%**	**100.0%**	**100.0%**

MINORITY SHAREHOLDER CONSIDERATIONS

- TELUS has right of first offer on all multiple voting shares and subordinate voting shares held by EQT / BPEA if EQT / BPEA decides to sell more than US$30 mm in shares


Economic Interest by Investor
1.5%
0.8%
23.4%
57.0%
17.2%
Voting Interest by Investor
0.2%
3.7%
0.1%
9.1%
86.9%
TELUS
EQT / BPEA
Institutions (98 shareholders)
Insiders (25 shareholders)
Other Investors (incl. Retail)

- EQT / BPEA controls 40% of the minority shareholder approval (assuming EQT / BPEA's MVS are converted into SVS)
  - EQT / BPEA to enter into a voting and support agreement in connection with the proposed transaction

Top five minority shareholders control 53% of SVS (58% assuming EQT/BPEA MVS are converted to SVS); TELUS owns more than 90% of MVS

Source: Public filings, FactSet, SEDI
1. Ownership based on TELUS Digital's basic shares outstanding.
2. ClearBridge Investments operates as an autonomous subsidiary of Franklin Templeton.

6

PROJECT ARBUTUS

HIGHLY CONFIDENTIAL
September 1, 2025

BMO

SUMMARY OF TELUS TRANSACTION

Selected Equity Research Analysts' Perspectives

(Values shown in US$, unless otherwise stated)

	Share Price Targets		Share Price Targets Prior to TELUS' Initial Proposal	
Broker	Date	Target Share Price[1]	Date	Target Share Price[1]
Broker 1	01-Aug-25	$5.25	09-May-25	$6.00
Broker 2	01-Aug-25	5.00	09-May-25	5.00
Broker 3	01-Aug-25	4.00	11-May-25	4.00
Broker 4	01-Aug-25	4.00	09-May-25	3.50
Broker 5	04-Aug-25	3.40	12-May-25	3.50
Broker 6	05-Aug-25	3.40	26-May-25	3.00
Broker 7	01-Aug-25	3.40	09-May-25	4.50
Broker 8	05-Aug-25	3.37	12-May-25	3.22
Broker 9	06-Jun-25	Suspended Coverage	09-May-25	3.20
Broker 10	13-Jun-25	Suspended Coverage	09-May-25	3.00
Broker 11	12-Jun-25	Suspended Coverage	09-May-25	3.00
Broker 12	04-Aug-25	Target Price Undisclosed	28-May-25	Target Price Undisclosed
Broker 13	01-Aug-25	Target Price Undisclosed	09-May-25	Target Price Undisclosed
Broker 14	04-Aug-25	Target Price Undisclosed	12-May-25	Target Price Undisclosed
Median Share Price Target		**$3.70**		**$3.50**
Per Share Consideration ($4.50) Implied Premium to Median Share Price Target		**21.6%**		**28.6%**
Average Share Price Target		**$3.98**		**$3.81**
Per Share Consideration ($4.50) Implied Premium to Average Share Price Target		**13.1%**		**18.1%**

Outperform | Sector Perform | Underperform

Source: FactSet, Street research
Note: Market data as of 29-Aug-25.
1. Target price typically reflects one-year forward view on share price from research analyst.

7

PROJECT ARBUTUS

8 HIGHLY CONFIDENTIAL September 1, 2025 PROJECT ARBUTUS OVERVIEW OF TELUS DIGITAL Section 2: Overview of TELUS Digital Section 1 Summary of TELUS Transaction Section 2 Overview of TELUS Digital Section 3 Management Projections Section 4 Financial Analysis Appendix (Informational)

9 HIGHLY CONFIDENTIAL September 1, 2025 PROJECT ARBUTUS 2020A 2021A 2022A 2023A 2024A 2025B 20A-'25B CAGR Revenue $1,582 $2,194 $2,468 $2,708 $2,658 $2,788 YoY Growth % 55.1% 38.7% 12.5% 9.7% (1.8%) 4.9% Adj. EBITDAR $362 $465 $582 $562 $453 $414 Margin % 22.9% 21.2% 23.6% 20.8% 17.0% 14.9% (-) Lease Expense $62 $68 $71 $89 $95 $104 11.0% Adj. EBITDA $329 $472 $536 $494 $390 $312 Margin % 20.8% 21.5% 21.7% 18.2% 14.7% 11.2% Adj. EBITDA - CapEx $255 $371 $432 $401 $286 $187 Conversion % 77.5% 78.6% 80.6% 81.2% 73.3% 59.9% 12.0% 2.7% (6.1%) (1.1%) M&A Spend $1,845 $11 $1 $1,177 $3 n.a. $3,037 (Values shown in US$ mm, unless otherwise stated) Source: Public filings, FactSet, Street research 1. Includes, among others, travel & hospitality, energy & utilities, retail, and consumer packaged goods industry verticals. 2. TELUS Digital standalone forecast. 3. Conversion defined as (Adj. EBITDA – CapEx) / Adj. EBITDA. 4. Represents aggregate M&A spend from 2020A through 2024A 5. = Increasing percentage of revenue = Declining percentage of revenue = Not reported in previous years; based on 2024A actual results and 2023A actual results. Business line in comparison to 2022A actual results. OVERVIEW OF TELUS DIGITAL Overview of TELUS Digital Technology-enabled customer experience service provider with high-quality offering but under significant disruption and with high customer concentration FINANCIAL PERFORMANCE ⚫ Operates through core business lines: i) Customer Experience Management (“CXM”), ii) Trust, Safety, and Security (“TS&S”), iii) AI & Data Solutions (“AI&DS”), iv) TELUS Digital Operations (“TDO”) and v) TELUS Digital Solutions (“TDS”) ⚫ Delivers digital customer experience and solutions across key industry verticals: i) Tech & Games, ii) Communications & Media, iii) eCommerce & FinTech, iv) Healthcare, v) Banking, Financial Services, & Insurance, and vi) Others(1) ⚫ For FY’24A, top 2, 3, and 10 customers represented 39%, 49%, and 65% of revenues, respectively ⚫ Customer contracts typically range from three to five years; such contracts may be terminated by clients for convenience with limited notice and without payment of a penalty or termination fee. Additionally, clients, other than TELUS, are not contractually committed to provide specific volumes. Furthermore, some contracts may have long-term pricing structures ⚫ Global footprint employing over 78,000 across 31 countries COMPANY OVERVIEW REVENUE BY GEOGRAPHY (2024A)(5) Europe North America Asia-Pacific Central America & Others 29% 29% 23% 19% US$2,658 mm (2) 42% 25% 10% 7% 6% 10% US$2,658 mm REVENUE BY INDUSTRY VERTICAL (2024A)(5) Tech & Games Communications & Media eCommerce & FinTech Healthcare Banking, Financial Services, & Insurance Other 15% 14% 50% 5% 16% REVENUE BY BUSINESS LINE (2024A)(5) AI & Data Solutions Trust, Safety, & Security Customer Experience Management TELUS Digital Solutions US$2,658 mm TELUS Digital Operations (3) (4)

HIGHLY CONFIDENTIAL
September 1, 2025

BMO

OVERVIEW OF TELUS DIGITAL

Relative Total Return Performance vs. Selected Companies

CX / BPO · DX / IT Consulting · TELUS Digital · S&P 500

Total Return Performance Over Time

LAST THREE-YEAR SHARE PRICE PERFORMANCE


IBEX 75%
S&P 500 69%
CGI 28%
TaskUs(2) 22%
CSG Systems 19%
Cognizant 18%
Accenture (7%)
WNS(2) (12%)
Concentrix (57%)
EPAM (58%)
Grid Dynamics (58%)
Globant (68%)
Teleperformance (74%)
Endava (85%)
TELUS Digital (87%)

Median: (11.7)%

LTM SHARE PRICE PERFORMANCE


IBEX 70%
CSG Systems 37%
TaskUs(2) 30%
WNS(2) 27%
S&P 500 18%
TELUS Digital 7%
Cognizant (5%)
CGI (11%)
EPAM (12%)
Accenture (22%)
Concentrix (28%)
Teleperformance (30%)
Grid Dynamics (41%)
Endava (55%)
Globant (66%)

Median: (10.9%)

SHARE PRICE PERFORMANCE SINCE TELUS INITIAL PROPOSAL ANNOUNCEMENT[1]


TELUS Digital 31%
WNS(2) 24%
S&P 500 8%
TaskUs(2) 5%
EPAM (0.1%)
CSG Systems (0.2%)
IBEX (1%)
Concentrix (7%)
Cognizant (10%)
CGI (10%)
Endava (11%)
Accenture (18%)
Teleperformance (30%)
Grid Dynamics (32%)
Globant (33%)

Median: (8.7)%

TELUS Digital's total return historically has underperformed vs. selected companies

Source: FactSet
Note: Market data as of 29-Aug-25; adjusted for reinvested dividends. No selected company is identical or directly comparable to TELUS Digital.
1. Unaffected share price performance as of 11-Jun-25. WNS not included in the median as they received a proposal after 11-June-2025.
2. CX / BPO selected companies with affected price given pending transactions; definitive agreements have been signed.

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PROJECT ARBUTUS

11 HIGHLY CONFIDENTIAL September 1, 2025 PROJECT ARBUTUS Source: Public filings 1. Leverage ratio as defined in TELUS Digital’s credit agreement, calculated as the sum of outstanding credit facility and contingent facility borrowings plus derivative liabilities less cash, divided by rolling LTM Adjusted EBITDA plus WillowTree transaction fees and net losses from discontinued operations. OVERVIEW OF TELUS DIGITAL Certain Items Impacting TELUS Digital’s Financial Performance Revenue Concentration ⚫ Revenue mix concentrated with small number of key clients, some of which only have purchased one service line ⚫ Management is actively pursuing strategies to diversify revenue opportunities with existing customers and win new clients ⚫ Represents financial downside from one-time contract loss events, as recently experienced with large social media client Cost Structure ⚫ Cost structure heavily skewed toward salaries and benefits (represents ~75% of total operating expenses) ⚫ Skilled worker requirement / employee costs can have a material impact on results given labour market dynamics Contract Terms ⚫ TELUS Digital benefits from long-term contracts; however, absence of volume commitments and lack of penalties charged to clients that pause or cancel contracts contribute to risk of customer churn ⚫ TELUS Digital benefits from US$200 mm floor contract with TELUS, mitigating some potential downside risks Limited Near-Term Catalysts ⚫ Investments in operating improvements / cost structure optimization underway, but expected to take time to yield results ⚫ AI potential not yet reached and is cannibalizing existing CX business in the meantime High Leverage ⚫ M&A and capital investments have not yielded sufficient Adj. EBITDA gains to offset accompanying debt financing ⚫ Leverage ratio(1) of 3.75x (as of Q2 2025) is above management’s 2.0x – 3.0x target range, nearing covenant of 3.75x Price Compression in Legacy Business ⚫ AI disruption and increasingly commodified offerings are making price a key differentiator amongst competitors ⚫ Limited pricing power against large, highly-scaled client base ⚫ Industry shift to outcome-based pricing model is anticipated to potentially result in neutral or negative impact, gradually compressing margins Economic Turbulence ⚫ Macroeconomic uncertainty and recession fears reignited by trade volatility, with several large customers publicly expressing concerns regarding potential impact of tariffs on IT sales cycle Company Factors External Factors High customer concentration, AI disruption, pricing pressures, and leverage have impacted TELUS Digital’s financial performance

12 HIGHLY CONFIDENTIAL September 1, 2025 PROJECT ARBUTUS Source: Street research and other public sources Enterprises are Embracing AI for Customer Experience Needs While AI is disrupting and displacing highly transactional customer service interactions, there remains ample opportunity for CX BPOs to leverage the technology to service more complex demands OVERVIEW OF TELUS DIGITAL July 11, 2025 – Rogers Communications announced it had ended its contract with an outsourced customer service provider as the company embraces digital tools for CX functions; this follows a move earlier in the year in which Rogers laid off internal customer service staff related to its online chat services in multiple provinces SELECTED THEMES NOTABLE HEADLINES Companies increasingly leveraging AI to support human agents in delivering superior results more efficiently Generative AI is replacing simple traditional customer experience functions that are highly commoditized Human agents remain best suited to handle complex requests and provide higher customer satisfaction April 8, 2025 – Bank of America announced that 90% of its global workforce was using its AI-driven virtual assistant for increased efficiency, with AI guided assistance enabling agents to deliver a more personalized client experience, increase customer satisfaction, and reduce call handling times within customer service functions June 13, 2023 – IKEA announced that the remainder of its customer service agents would be replaced by its AI chatbot, Billie, after retraining over 8,000 call center workers over the prior two years; Billie became responsible for managing nearly 50% of all customer service inquiries directed to call centers over the timeframe February 27, 2024 – Klarna announced its AI assistant is handling two-thirds of its customer service chats in its first month, equivalent to 700 full-time CX agents, and on par with human agents in relation to customer satisfaction score; the move was estimated to drive a $40 million profit improvement in 2024 February 6, 2025 – Lyft announced that Claude, an Anthropic AI assistant, had been successfully deployed into Lyft’s customer service function and had reduced average resolution time by 87% compared to unassisted human agents, resolving thousands of customer requests per day without any human involvement

13 HIGHLY CONFIDENTIAL September 1, 2025 PROJECT ARBUTUS MANAGEMENT PROJECTIONS Section 3: Management Projections Section 1 Summary of TELUS Transaction Section 2 Overview of TELUS Digital Section 3 Management Projections Section 4 Financial Analysis Appendix (Informational)

14 HIGHLY CONFIDENTIAL September 1, 2025 PROJECT ARBUTUS Source: TELUS Digital Management 1. Burdened is referred to as a reduction in Adjusted EBITDA. Unburdened is referred to as an expense add-back to Adjusted EBITDA. 2. Net amount owed to TELUS includes $314 mm in payables less $28 mm in receivables and $15 mm normalization adjustment. Basis of Financial Analysis ⚫ Source of Forecast ◼ TELUS Digital management has provided a five-year forecast (“Standalone” or “Standalone Forecast”) ⚫ Currency ◼ All figures are presented in United States dollars (“USD”), unless otherwise noted – Management has assumed a fixed foreign exchange rate of CAD to USD of 1.40 ⚫ Adj. EBITDA Presentation ◼ TELUS Digital's and selected companies’ financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) and, as such, the treatment of lease payments is not comparable to U.S. GAAP ◼ Furthermore, TELUS Digital no longer adds back share-based compensation to its Adjusted EBITDA calculation while many selected companies continue to do so ◼ For purposes of BMO’s analysis and unless otherwise noted, (i) Adjusted EBITDA is burdened(1) by lease expenses and unburdened(1) by share-based compensation and (ii) lease liability is not included as financial debt ◼ Refer to appendix page 29 for additional detail and calculations relating to Adjusted EBITDA figures ⚫ Net Debt Presentation ◼ Net debt is inclusive of debt-like items, notably, a net amount owed to TELUS ($271 million(2)), WillowTree provision liability ($134 million) and unfunded pension obligation ($17 million), and excludes lease liabilities ⚫ Equity Value Presentation ◼ Equity value is credited with 10% of TELUS Digital’s $120 million available net operating loss (“NOL”) balance ⚫ Shares Outstanding ◼ Shares outstanding are calculated on a fully diluted basis, including PSUs and RSUs which are expected to vest based on performance. Options are accounted for using the treasury stock method ⚫ Canadian Securities Law ◼ The analysis contained in this presentation has been prepared with reference to the formal valuation requirements of MI 61-101 MANAGEMENT PROJECTIONS

HIGHLY CONFIDENTIAL
September 1, 2025

BMO

MANAGEMENT PROJECTIONS

TELUS Digital Management Standalone Financial Forecast

(Values shown in US$ mm, unless otherwise stated)

FORECAST SUMMARY

	Budget	Forecast				
	2025B	2026E	2027E	2028E	2029E	2030E
(1) Net Revenue	$2,788	$2,910	$3,071	$3,230	$3,396	$3,594
YoY Growth %	4.9%	4.4%	5.6%	5.1%	5.2%	5.8%
Consensus Total Revenue	*$2,716*	*$2,800*	*$3,012*	*n.a.*	*n.a.*	*n.a.*
Management 2025 Guidance	*$2,700*					
Less: Direct Costs	($1,832)	($1,925)	($2,032)	($2,134)	($2,247)	($2,378)
Gross Margin	$956	$984	$1,040	$1,096	$1,149	$1,215
Gross Margin (%)	34.3%	(2) 33.8%	33.9%	33.9%	33.8%	33.8%
(3) Less: Share-Based Comp.	($30)	($32)	($28)	($24)	($23)	($23)
Less: Indirect Costs	($541)	($561)	($582)	($609)	($641)	($677)
Adj. EBITDAR (Reported) [1]	$386	$392	$430	$462	$485	$515
Adj. EBITDAR Margin (%)	13.9%	13.5%	14.0%	14.3%	14.3%	14.3%
Consensus EBITDA	*$400*	*$425*	*$481*	*n.a.*	*n.a.*	*n.a.*
Management 2025 Guidance	*$400*					
(4) Less: Lease Costs	($104)	($105)	($107)	($109)	($113)	($118)
Add: Share-Based Comp.	$30	$32	$28	$24	$23	$23
Adj. EBITDA	$312	$318	$351	$377	$395	$420
(5) Less: Capex	($125)	($113)	($119)	($120)	($122)	($127)
Capital Intensity (%)	(4.5%)	(3.9%)	(3.9%)	(3.7%)	(3.6%)	(3.5%)
Add: Change in WC	$7	$16	$14	$9	$3	($6)
Less: Forward SBC [2]	($1)	($10)	($17)	($21)	($23)	($23)
Less: AIO [3]	($88)	($36)	($37)	($36)	($35)	($36)
(6) Less: Unlevered Cash Taxes [4]	($45)	($60)	($65)	($69)	($71)	($76)
Unlevered FCF	$59	$115	$127	$139	$147	$152

SELECTED MANAGEMENT ASSUMPTIONS

1. Revenue growth supported by reallocation of investment towards high-growth service lines; consensus forecasts underestimate revenue growth by 3%-4% based on management's most probable view
2. Margin contraction in 2026 primarily driven by residual impact of high churn event in 2025 within TS&S service line
3. Share-based compensation to remain in line with 2025 budgeted levels for forecast period
4. Lease expenses expected to increase at ~3.0% CAGR
5. Improvement in capital intensity while supporting growth through reallocations to high-growth service lines
6. Effective tax rate expected to be 36.7% inclusive of withholding taxes

Source: TELUS Digital Management
Note: Adj. EBITDA is presented on a pre-IFRS 16 basis and unburdened by share-based compensation. "n.a." denotes not applicable.
1. Reported-basis Adj. EBITDAR bears full burden of share-based compensation, including previously issued and unvested amounts.
2. Forward share-based compensation excludes previously issued and unvested amounts, including WillowTree related securities, which are captured in diluted share count.
3. Acquisitions, Integration, and Other costs ("AIO").
4. Cash taxes calculated using EBIT value burdened by cost deductible AIO costs and unburdened by non-tax deductible, acquisition-related amortization.

15

PROJECT ARBUTUS

16 HIGHLY CONFIDENTIAL September 1, 2025 PROJECT ARBUTUS 12.0% 11.2% 23.8% 22.1% 21.7% 16.7% 15.7% 12.9% 10.7% 21.9% 19.7% 19.3% 18.9% 16.0% 14.5% 12.6% 64.4% 59.9% 90.9% 80.6% 73.0% 85.7% 84.5% 74.0% 84.8% 95.8% 89.9% 92.1% 76.8% 95.1% 88.8% 75.5% 4.6% 3.2% 12.3% 6.3% 2.7% 1.4% (1.9%) (2.3%) n.a. 14.6% 10.7% 6.3% 6.0% 5.3% 4.7% 2.3% 34.3% 36.0% 40.4% 36.4% 35.8% 27.3% 54.6% 22.6% 30.9% 35.4% 30.5% n.a. 32.0% 33.9% 32.1% 37.8% Source: Public filings, FactSet, Street research Note: Market data as of 29-Aug-25. “n.a.” denotes not publicly available. 1. Estimate beyond 30-Jun-26 not available for IBEX. 2. Gross Profit estimates not available for CGI. 3. FCF Conversion defined as (Adj. EBITDA – Capex) / Adj. EBITDA. MANAGEMENT PROJECTIONS TELUS Digital and Selected Companies ’25E ADJ. EBITDA MARGIN AND ’25E FCF CONVERSION(3) ’24A-’26E REVENUE CAGR AND ’25E GROSS MARGIN TELUS Digital falls in the middle of selected companies based on revenue growth, but lags behind selected companies based on Adj. EBITDA margins and FCF conversion ratio CX / BPO DX / IT Consulting TELUS Digital Median ’25E Adj. EBITDA Margin: 16.7% Median ’25E Adj. EBITDA Margin: 18.9% Median ’24A-’26E Revenue CAGR: 2.1% Median ’24A-’26E Revenue CAGR: 6.0%

17 HIGHLY CONFIDENTIAL September 1, 2025 PROJECT ARBUTUS (Values shown in US$ mm, unless otherwise stated) Source: Public filings and TELUS Digital-provided materials Note: “n.a.” denotes not publicly available. 1. Reflects top two customers. 2. Reflects top three customers. 3. Reflects work for U.S. federal government, including its various agencies. 4. Reflects top 15 customers. MANAGEMENT PROJECTIONS Customer Concentration Comparison Across Selected Companies Company FY’24A Total Revenue Top Five Customers Top Ten Customers $2,658 55% 65% (Customer Count Excludes TELUS) $2,658 34% 42% $9,619 18% n.a. $1,197 10%(1) n.a. $509 29%(2) n.a. $995 43% 56% $10,280 22% 31% $2,208 32% 49% $1,323 21% n.a. $64,896 n.a. n.a. $14,676 14%(3) n.a. $19,736 n.a. 70%(4) $741 n.a. 33% $4,728 16% 23% $2,416 21% 29% $351 n.a. 56%

18 HIGHLY CONFIDENTIAL September 1, 2025 PROJECT ARBUTUS Source: Public filings and materials Note: Excludes Startek and Webhelp as service-level information is not disclosed. 1. Reflects most recent annual public filing and information available. MANAGEMENT PROJECTIONS Business Line Comparison Across Selected CX / BPO Precedent Targets Company Revenue By Business Line(1) ⚫ AI & Data Solutions (15.0%), Trust, Safety, & Security (13.7%), Customer Experience Management (50.0%), TELUS Digital Operations (5.2%), TELUS Digital Solutions (16.3%) ⚫ Industry-Specific (43.5%), Finance and Accounting (20%), Customer Experience Services (18.5%), Research and Analytics (12.7%), Others (5.3%) ⚫ Digital Customer Experience (61.5%), Trust + Safety (24.9%), AI Services (13.6%) ⚫ Omnichannel CX Solutions (60.0%), Sales and Digital Marketing (26.8%), Content, Trust and Safety (12.3%), Other Service Fees (0.9%) ⚫ Customer Interaction Services, Business Process Services, Tech & Expert Services (2022A) (2023A) (2024A) (2025A) (2024A)

19 HIGHLY CONFIDENTIAL September 1, 2025 PROJECT ARBUTUS 8.2x 5.1x 8.2x -- 3x 6x 9x 12x 15x 18x 21x 24x Aug-22 Nov-22 Feb-23 May-23 Aug-23 Nov-23 Feb-24 May-24 Aug-24 Nov-24 Feb-25 May-25 TELUS Digital CX / BPO DX / IT Consulting MANAGEMENT PROJECTIONS TELUS Digital trading multiples have trailed Digital Transformation / IT Consulting segment and have slightly outperformed CX / BPO segment EV / NTM ADJ. EBITDA (LAST THREE YEARS) Source: Public filings, FactSet, Street research Note: Market data as of 29-Aug-25. No selected company is identical or directly comparable to TELUS Digital. 1. Selected CX / BPO companies include CNXC, CSGS, IBEX, TEP, TTEC. 2. Selected DX / IT Consulting companies include ACN, CTSH, DAVA, EPAM, GDYN, GIB.A, GLOB. NTM Adj. EBITDA Multiples Over Time – TELUS Digital vs. Selected Companies (1) (2) Average EV / NTM Adj. EBITDA Multiples CX / BPO DX / IT Consulting TELUS Digital YTD 5.4x 10.4x 8.0x One-year 5.3x 11.2x 7.9x Two-year 5.4x 11.9x 7.4x Three-year 6.3x 12.0x 8.8x Unaffected (as of 11-Jun-25) TELUS Digital EV / NTM Adj. EBITDA: 7.5x

20 HIGHLY CONFIDENTIAL September 1, 2025 PROJECT ARBUTUS FINANCIAL ANALYSIS Section 4: Financial Analysis Section 1 Summary of TELUS Transaction Section 2 Overview of TELUS Digital Section 3 Management Projections Section 4 Financial Analysis Appendix (Informational)

HIGHLY CONFIDENTIAL
September 1, 2025

BMO

FINANCIAL ANALYSIS

Financial Analysis Summary

Adj. EBITDA shown after lease payments, and before share-based compensation (values shown in US$ mm, unless otherwise stated)

	Informational References		Trading Basis		En Bloc		
	Unaffected 52-Week Trading Range	**Broker Share Price Target**	**Selected Public Companies**		**Selected Precedent Premiums**	**Selected Precedent Transactions**	**DCF Analysis**
Methodologies	52-Week High and Low	Discounted by one year at 12% Cost of Equity	EV / Adj.EBITDA '25B	EV / Adj. EBITDA '26E	Normalized Trading Range with Selected Premium	EV / LTM Adj. EBITDA	WACC / Perpetuity Growth Rate
High-End of Range	$6.86	$4.69	7.75x	7.50x	45%	10.5x	9.75% / 5.25%
Low-End of Range	$2.13	$3.01	6.75x	6.50x	35%	9.0x	10.75% / 5.75%
Attribute			'25B Adj. EBITDA $312 mm	'26E Adj. EBITDA $318 mm		LTM Adj. EBITDA $312 mm	Standalone Forecast + PV of 50% Public Company Cost Savings


Implied Equity Value per Share(1) (US$/share)
Per Share Consideration ($4.50/share)
TELUS Digital closing price 29-Aug-25 ($3.88/share)
TELUS Digital unaffected price 11-Jun-25 ($2.96/share)
$6.85
$2.15
$4.70
$3.00
$2.95
$1.90
$2.85
$1.80
$4.30
$2.60
$5.85
$4.30
$4.45
$3.35
Implied PV of 50% potential public company cost savings (per TELUS Digital Management) represents ~$0.1 per share of indicative reference range

		Unaffected 52-Week Trading Range	Broker Share Price Target	EV / Adj.EBITDA '25B	EV / Adj. EBITDA '26E	Selected Precedent Premiums	Selected Precedent Transactions	DCF Analysis
Implied Total (Pre-IFRS 16)								
Enterprise Value	(US$ mm)	$2,182 - $3,593	$2,443 - $2,943	$2,104 - $2,416	$2,070 - $2,388	$2,302 - $2,812	$2,808 - $3,276	$2,527 - $2,859
Equity Value	(US$ mm)	$631 - $2,042	$892 - $1,392	$565 - $877	$531 - $849	$763 - $1,273	$1,269 - $1,737	$988 - $1,320
Implied EV / Adj. EBITDAR (Reported Basis)								
EV / '25B Adj. EBITDAR	(x)	6.4x - 10.1x	7.1x - 8.4x	6.2x - 7.0x	6.1x - 6.9x	6.7x - 8.0x	8.0x - 9.2x	7.3x - 8.2x
EV / '26E Adj. EBITDAR	(x)	6.3x - 10.1x	7.0x - 8.4x	6.1x - 7.0x	6.0x - 6.9x	6.6x - 8.0x	7.9x - 9.2x	7.2x - 8.2x

Source: Public disclosure, FactSet, TELUS Digital Management
Note: Market data as at August 29, 2025. Based on TELUS Digital Management forecast. Based on June 30, 2025 present value date and capitalization; fully diluted share count as of Q2 2025 financials plus in-the-money dilutive securities (treasury stock method).
1. Share prices rounded to nearest $0.05.

21

PROJECT ARBUTUS

HIGHLY CONFIDENTIAL
September 1, 2025

BMO

FINANCIAL ANALYSIS

Selected Public Companies

(Values shown in US$ mm, unless otherwise stated)


Selected CX / BPO Companies
Selected Digital Transformation / IT Consulting Companies
Median EV / '25E Adj. EBITDA: 5.3x
Median EV / '26E Adj. EBITDA: 4.8x
Median EV / '25E Adj. EBITDA: 8.5x
Median EV / '26E Adj. EBITDA: 8.1x
Overall Median EV / '25E Adj. EBITDA: 7.4x
Overall Median EV / '26E Adj. EBITDA: 7.1x
Overall Mean EV / '25E Adj. EBITDA: 7.6x
Overall Mean EV / '26E Adj. EBITDA: 7.2x
EV / Adj. EBITDA
EV / '25E Adj. EBITDA
EV / '26E Adj. EBITDA
Shown on an unaffected basis
7.7x
7.6x
7.3x
6.7x
8.7x
8.4x
5.9x
n.a.
5.3x
5.1x
4.6x
4.5x
4.5x
4.4x
11.5x
10.8x
10.4x
9.7x
10.2x
9.2x
8.5x
8.1x
7.6x
6.2x
7.3x
7.1x
6.4x
5.8x
TELUS Digital Standalone (1)
TELUS Digital Consensus (1)
CSG Systems
IBEX (2)
Concentrix
TTEC
TEP
Accenture
CGI
EPAM
Cognizant
Grid Dynamics
Globant
Endava

Source: Public filings and materials, FactSet, Street research

Note: Market data as of 29-Aug-25. Estimates based on Street median consensus estimates. "n.a." denotes not publicly available. No selected company is identical or directly comparable to TELUS Digital.

1. As of unaffected share price date of 11-Jun-25. TELUS Digital is not included in medians.
2. Estimates beyond 30-Jun-26 not available for IBEX.

22

PROJECT ARBUTUS

HIGHLY CONFIDENTIAL
September 1, 2025

BMO

FINANCIAL ANALYSIS

Selected Precedent Transactions

Announced since 2023


CX / BPO
Digital Transformation / IT Consulting
Other
Median EV / LTM Adj. EBITDA Multiple: 7.8x
Median EV / LTM Adj. EBITDA Multiple: 13.0x
Overall Median EV / LTM Adj. EBITDA Multiple: 12.3x(1)
Overall Mean EV / LTM Adj. EBITDA Multiple: 10.8x(1)
Transactions are pending; definitive agreements have been signed
EV / LTM Adj. EBITDA
12.3x
7.6x
6.4x
5.7x
9.6x
7.9x
12.8x
14.1x
17.0x
13.0x
12.5x
36.0x

Announced Date	Jul-25	May-25	Jun-24	Oct-23	Mar-23	Apr-23	Nov-24	Aug-24	May-24	Apr-23	Mar-23	Oct-22
Target	WNS	TaskUS	TDCX	StarTek	Webhelp [(2)]	Majorel	First Derivative[(3)]	Thoughtworks[(4)]	Perficient	Scalian SAS	Ordina	WillowTree
Acquiror	Capgemini	Blackstone	Transformative Investments	Capital Square Partners	Concentrix	Teleperformance	EPAM	Apax Partners	EQT Asia	Wendel SE	Sopra Steria	TELUS Digital
One-Day Premium / (Discount)	17.0%	14.7%	48.2%	31.9%	Private Target	58.1%	Private Target	29.8%	74.9%	Private Target	4.1%	Private Target

Source: Public filings, MergerMarket, FactSet, PitchBook, and other public sources
Note: No selected transaction is identical or directly comparable to the Transaction.
1. Excludes WillowTree transaction.
2. Financials based on FY23 estimates.
3. Financials based on FY24 estimates.
4. Financials based on FY25 estimates as proxy for normalized performance.

23

PROJECT ARBUTUS

HIGHLY CONFIDENTIAL
September 1, 2025

BMO

FINANCIAL ANALYSIS

Discounted Cash Flow Summary

(Values shown in US$ mm, unless otherwise stated)

PROJECTED FREE CASH FLOWS

	Fiscal Year Ending December 31						
	H2 2025B	2026E	FY2027E	FY2028E	FY2029E	FY2030E	Terminal[1]
Revenue	$1,419	$2,910	$3,071	$3,230	$3,396	$3,594	$3,594
Annual Growth (%)	*n.a.*	*4.4%*	*5.6%*	*5.1%*	*5.2%*	*5.8%*	--
Adj. EBITDAR (Reported Basis)[2]	**$203**	**$392**	**$430**	**$462**	**$485**	**$515**	**$515**
Add: Public Company Cost Savings (50%)	$1	$3	$3	$3	$3	$3	$3
Add: Total Share-Based Compensation	$15	$32	$28	$24	$23	$23	$23
Less: Forward Share-Based Compensation	($1)	($10)	($17)	($21)	($23)	($23)	($23)
Adj. EBITDAR (Post-SBC)	**$218**	**$416**	**$443**	**$468**	**$488**	**$517**	**$517**
Less: Lease Payments	($52)	($105)	($107)	($109)	($113)	($118)	($118)
Adj. EBITDA (Post-SBC)	**$166**	**$311**	**$336**	**$358**	**$375**	**$399**	**$399**
Margin (%)	*11.7%*	*10.7%*	*10.9%*	*11.1%*	*11.0%*	*11.1%*	*11.1%*
Less: Restructuring Costs (AIO Costs)	($31)	($36)	($37)	($36)	($35)	($36)	--
Less: Unlevered Cash Taxes[3]	($22)	($60)	($66)	($70)	($72)	($77)	($104)
Less: Capital Expenditures	($65)	($113)	($119)	($120)	($122)	($127)	($127)
Less: Increase in Net Working Capital	$19	$16	$14	$9	$3	($6)	($6)
Unlevered Free Cash Flow	**$68**	**$117**	**$129**	**$141**	**$149**	**$154**	**$162**

Removes previously issued and unvested share-based compensation amounts, including WillowTree-related securities, which are captured in diluted share count

IMPLIED EQUITY VALUE PER SHARE

	Low	Mid	High
Cost of Capital	**10.75%**	**10.25%**	**9.75%**
Perpetuity Growth	**5.75%**	**5.50%**	**5.25%**
Terminal Value	$3,433	$3,605	$3,796
PV of Cash Flows[4]	$571	$578	$585
PV of Terminal Value[5]	$1,956	$2,106	$2,274
Enterprise Value	**$2,527**	**$2,684**	**$2,859**
Less: Net Debt (Excl. Leases)	($1,129)	($1,129)	($1,129)
Less: Net TELUS Payable	($271)	($271)	($271)
Less: WillowTree Provision	($134)	($134)	($134)
Less: Pension Obligations	($17)	($17)	($17)
Add: 10% of NOL Balance[6]	$12	$12	$12
Implied Equity Value	**$988**	**$1,145**	**$1,320**
F.D. Shares Outstanding	296.1	296.2	296.6
Implied Equity Value per Share	**$3.35**	**$3.85**	**$4.45**
Implied Terminal Multiple	*8.6x*	*9.0x*	*9.5x*
TV % of Total	*77.4%*	*78.5%*	*79.6%*

Implied PV of 50% potential public company cost savings (per TELUS Digital Management) represents ~$0.1 per share of indicative reference range

Source: TELUS Digital Management, Street research, Public filings
Note: Assumes present value date of 30-Jun-25.
1. Normalized depreciation equal to 91% of capital expenditures based on approximately nine-year depreciation period; non-tax deductible amortization of acquired intangibles and AIO costs excluded on perpetual basis.
2. Reported-basis Adj. EBITDAR bears full burden of share-based compensation, including previously issued and unvested amounts.
3. Cash taxes calculated using 36.7% effective tax rate and reflects impact of non-tax deductible amortization of acquired intangibles.
4. Assumes mid-year discounting convention.
5. PV of terminal value discounted from December 31, 2030.
6. Includes value from 10% of NOL not already reflected in calculation of effective tax rate.

24

PROJECT ARBUTUS

HIGHLY CONFIDENTIAL
September 1, 2025

BMO

FINANCIAL ANALYSIS

Weighted Average Cost of Capital Calculation

(Values shown in US$ mm, unless otherwise stated)

SELECTED BETA

R2 > 0.15

Company	Beta	R^2	Total Debt[1]	Equity Value[2]	Debt Ratio	Tax Rate	Beta[3]
	Levered						Unlevered
Selected CX / BPO Companies							
Concentrix	0.98	0.14	$4,891	$3,553	57.9%	21.0%	0.47
Teleperformance	0.89	0.20	5,759	4,694	55.1%	25.0%	0.46
IBEX	0.75	0.06	21	421	4.7%	21.0%	0.72
TTEC	1.07	0.13	883	200	81.5%	21.0%	0.24
CSG Systems	0.78	0.28	538	1,933	21.8%	21.0%	0.64
Median (R^2 > 0.15)	**0.83**		**$3,148**	**$3,314**	**38.4%**		**0.55**
Selected Digital Transformation / IT Consulting Companies							
EPAM	1.38	0.26	$25	$9,823	0.3%	21.0%	1.37
Grid Dynamics	1.56	0.25	--	734	--	21.0%	1.56
Globant	1.67	0.39	429	3,061	12.3%	35.0%	1.53
Endava	1.37	0.24	184	1,206	13.3%	25.0%	1.22
Cognizant	1.04	0.47	592	35,597	1.6%	21.0%	1.02
CGI	0.76	0.33	2,694	22,218	10.8%	15.0%	0.68
Accenture	1.02	0.50	5,151	181,061	2.8%	21.0%	0.99
Median (R^2 > 0.15)	**1.37**		**$429**	**$9,823**	**2.8%**		**1.22**
Selected Beta - Low							**0.70**
Selected Beta - High							**0.80**
TIXT	*1.10*	*0.14*	*$1,702*	*$1,149*	*59.7%*	*25.9%*	*0.52*

ILLUSTRATIVE COST OF CAPITAL

Selected Betas	βu = 0.70	βu = 0.75	βu = 0.80
Cost of Debt			
Base Rate[4]	4.23%	4.23%	4.23%
Borrowing Spread[5]	2.00%	2.00%	2.00%
Country Risk Premium[6]	--	--	--
Pre-tax Cost of Debt	6.23%	6.23%	6.23%
Tax Rate	26%	26%	26%
After-Tax Cost of Debt	**4.6%**	**4.6%**	**4.6%**
Cost of Equity			
Nominal Risk-Free Rate[4]	4.23%	4.23%	4.23%
Equity Risk Premium[6]	7.31%	7.31%	7.31%
Country Risk Premium[6]	--	--	--
Size Premium[6]	0.88%	0.88%	0.88%
Selected Unlevered Beta	0.70	0.75	0.80
Optimal Debt in Capital Structure	25.0%	25.0%	25.0%
Levered Beta[3]	0.87	0.94	1.00
Cost of Equity[7]	**11.5%**	**11.9%**	**12.4%**
Implied WACC[8]	**9.8%**	**10.1%**	**10.5%**
Selected WACC	**9.75%**	**10.25%**	**10.75%**

Selected WACC of 9.75% to 10.75%

Source: Bloomberg, FactSet, Public filings
Note: Levered Betas are Bloomberg six-year weekly raw Betas, unless otherwise noted

1. Total debt at face value.
2. Equity value as of 29-Aug-25.
3. βU = βL / (1 + (1 - tax rate) x Debt/Equity).
4. Yield on 10-year US Government bond.
5. Estimated 10-year borrowing spread over base rate at optimal capital structure.
6. Assets and operations mainly located in Canada, U.S. Based on Kroll - Cost of Capital Navigator.
7. Cost of equity = risk-free rate + β x market risk premium + size premium + country risk premium.
8. WACC = Debt/(Debt + Equity) x((1 - tax rate) x Cost of Debt) + Equity/(Debt + Equity) x Cost of Equity.

25

PROJECT ARBUTUS

26 HIGHLY CONFIDENTIAL September 1, 2025 PROJECT ARBUTUS APPENDIX (INFORMATIONAL) Appendix (Informational) Section 1 Summary of TELUS Transaction Section 2 Overview of TELUS Digital Section 3 Management Projections Section 4 Financial Analysis Appendix (Informational)

27 HIGHLY CONFIDENTIAL September 1, 2025 PROJECT ARBUTUS ⚫ CXM revenue is expected to decline, driven by pricing pressures, market headwinds, and anticipated customer churn ⚫ TS&S revenue is projected to increase at CAGR of 2%; anticipated gains in financial crimes and compliance verticals are partially offset by declining content moderation revenues resulting from churn of large social media client ⚫ TDO revenue is expected to increase at 3% CAGR over next five years, reflecting potential uplift from cloud service opportunities ⚫ TDS revenue is expected to increase at five-year CAGR of 12%, underpinned by market growth, differentiated CX digitization capabilities, and application services growth ⚫ AI&DS revenue is projected to increase at five-year CAGR of 17%, reflecting strong market growth and expansion in GenAI and computer vision, partially offset by customer concentration mix 50% 47% 45% 42% 39% 36% 32% 16% 19% 20% 21% 22% 23% 24% 15% 16% 19% 21% 23% 26% 28% 14% 13% 11% 11% 12% 12% 12% 5% 5% 5% 4% 4% 4% 4% 2024A 2025B 2026E 2027E 2028E 2029E 2030E 75% 74% 75% 77% 79% 81% 83% 25% 26% 25% 23% 21% 19% 17% 2024A 2025B 2026E 2027E 2028E 2029E 2030E Source: TELUS Digital Management APPENDIX (INFORMATIONAL) TELUS Digital Revenue Mix Forecast REVENUE MIX BY CUSTOMER PROGRAM CXM TDS AI&DS TS&S TDO Revenue composition is expected to shift toward AI&DS and TDS service lines, largely driven by market growth and shift to premium service lines External Programs TELUS ⚫ Projected growth in external business is underpinned by strong top-line gains in AI&DS and TDS service lines ⚫ Increased shift of external program mix reflective of contract renewals and strong growth in new projects for existing and first-time customers ◼ Management does not anticipate any material churn events in forecast period beyond recently churned large social media client ⚫ Revenue from programs with TELUS is expected to remain flat between 2025 and 2026, with projected decline of 4% per annum thereafter ◼ Revenue forecasts are aligned with TELUS’ status quo capital reduction plan and expected efficiencies, assuming TELUS Digital operates as a standalone entity REVENUE MIX BY SERVICE LINE

28 HIGHLY CONFIDENTIAL September 1, 2025 PROJECT ARBUTUS Source: Bloomberg, Public filings, Press releases Note: Shows median premia. 1. Does not include terminated transactions. Includes transactions with transaction values of greater than $50 million, announced since 2000. 2. Selected transactions since announced since Oct-2022. APPENDIX (INFORMATIONAL) Implied Precedent Premia Paid Median all cash and stock premium of ~30% to ~35% on Canadian transactions 35% 37% 33% 28% 40% 60% 32% 36% 29% 23% 32% 46% 27% 31% 26% 21% 32% 30% 1,185 641 224 320 5 3 Canada - All Deals Cash Cash and Stock Stock CX / BPO DX / IT Consulting One-Month Premium One-Week Premium One-Day Premium # of Transactions Canadian Targets by Consideration Selected CX / BPO & DX / IT Consulting (1) (1) (2)

29 HIGHLY CONFIDENTIAL September 1, 2025 PROJECT ARBUTUS (Values shown in US$ mm, unless otherwise stated) Source: TELUS Digital Management 1. Previously issued and unvested share-based compensation amounts, including WillowTree-related securities. 2. Share-based compensation amounts to be issued subsequent to June 30, 2025. APPENDIX (INFORMATIONAL) Standalone Forecast Adjusted EBITDA Reconciliation Fiscal year ended December 31 2025B 2026E 2027E 2028E 2029E 2030E Net Revenue $2,788 $2,910 $3,071 $3,230 $3,396 $3,594 (-) Direct Costs ($1,832) ($1,925) ($2,032) ($2,134) ($2,247) ($2,378) Gross Margin $956 $984 $1,040 $1,096 $1,149 $1,215 (-) Indirect Costs ($541) ($561) ($582) ($609) ($641) ($677) (-) Existing & Unvested SBC(1) ($28) ($22) ($11) ($3) -- -- (-) Forward SBC(2) ($1) ($10) ($17) ($21) ($23) ($23) Adj. EBITDAR (Reported Basis) $386 $392 $430 $462 $485 $515 (-) Lease Payments ($104) ($105) ($107) ($109) ($113) ($118) Adj. EBITDA (Post-SBC) $282 $286 $323 $353 $372 $397 (+) Existing & Unvested SBC(1) $28 $22 $11 $3 -- -- (+) Forward SBC(2) $1 $10 $17 $21 $23 $23 Adj. EBITDA $312 $318 $351 $377 $395 $420 As defined per TELUS Digital Management and as reported in TELUS Digital’s financials

30 HIGHLY CONFIDENTIAL September 1, 2025 PROJECT ARBUTUS -- 3 6 9 12 15 $12 $13 $14 $15 $16 $17 $18 Aug-2024 Feb-2025 Aug-2025 Volume (millions) Share Price (US$) Volume Share Price (US$) Share Price (C$) $22.64 Share Price (US$) $16.49 F.D. Shares Outstanding (mm) 1,538 Market Capitalization (US$ mm) 25,365 Add: Total Debt (US$ mm) 20,546 Less: Cash (US$ mm) (2,278) Less: Investments (US$ mm) (284) Add: Minority Interest (US$ mm) 642 Enterprise Value (US$ mm) 43,991 EV / 2025E EBITDA (ratio) 8.8x EV / 2026E EBITDA (ratio) 8.4x Net Debt / LTM EBITDA (ratio) 3.7x Credit Rating (DBRS / S&P / Moody's) BBB / BBB- / Baa2 Investor Name Basic Shares (%) Top Strategic & Insider Darren Entwistle (President & CEO) 0.8 0.1% Navin Arora (EVP) 0.2 0.0% Other Insiders 1.3 0.1% Institutional Holders RBC Dominion Securities 101.0 6.6% RBC GAM 95.8 6.2% BMO AM 49.4 3.2% CIBC World Markets 43.0 2.8% 1832 AM 40.1 2.6% Other Institutions 569.8 37.1% Other Investors (Incl. Retail) 633.7 41.3% Total 1,535.0 100.0% (Values shown in US$, unless otherwise stated) Source: Public filings, FactSet, Street research Note: Market data as of 29-Aug-25. Values converted from Canadian dollars into United States dollars at an exchange rate of 0.728x. 1. Adjusted EBITDA presented as burdened by lease expenses and share-based compensation. Enterprise value does not include lease liability as financial debt. 2. Pro forma for sale of minority stake in Terrion. 3. Target price typically reflects one-year forward view on share price from research analyst. 4. Free cash flow conversion defined as (EBITDA – Capex) / EBITDA. APPENDIX (INFORMATIONAL) Market Observations on TELUS Corp HISTORICAL SHARE PRICE PERFORMANCE (TSX:T) CAPITALIZATION (BALANCE SHEET AS OF 30-JUN-25)(1)(2) SHAREHOLDER PERSPECTIVES SELECTED EQUITY RESEARCH ANALYSTS’ PERSPECTIVES SELECTED PUBLICLY LISTED COMPANIES(1) (3) Outperform Sector Perform Underperform Broker Date Target Share Price (US$) Broker 1 05-Aug-25 $18.21 Broker 2 05-Aug-25 $18.21 Broker 3 04-Aug-25 $18.21 Broker 4 04-Aug-25 $17.48 Broker 5 01-Aug-25 $17.48 Broker 6 01-Aug-25 $17.48 Broker 7 04-Aug-25 $17.48 Broker 8 08-Aug-25 $16.75 Broker 9 04-Jun-25 $16.75 Broker 10 18-Aug-25 $16.02 Broker 11 05-Aug-25 $15.66 Broker 12 05-Aug-25 $15.30 Broker 13 12-Aug-25 $14.57 Median Share Price Target $17.48 Implied Premium to Closing Share Price on 29-Aug-25 (US$16.49) 6.0% (2) Telco Cableco TELUS Rogers BCE Quebecor Cogeco 2025E-2027E Adj. EBITDA CAGR 4.2% 2.6% 1.8% 3.5% (2.1%) 2025E Free Cash Flow Conversion 62.4% 58.6% 61.5% 69.1% 56.8% 8.8x 8.1x 7.4x 7.6x 5.4x 8.4x 7.8x 7.2x 7.4x 5.5x Median EV / 25E EBITDA: 8.1x Median EV / 26E EBITDA: 7.8x Median EV / 25E EBITDA: 6.5x Median EV / 26E EBITDA: 6.5x (4)

31 HIGHLY CONFIDENTIAL September 1, 2025 PROJECT ARBUTUS (Values shown in US$ mm, unless otherwise stated) TELUS Trading Liquidity TELUS meets all criteria required under the liquid market test as defined under MI 61-101 APPENDIX (INFORMATIONAL) Source: Public filings, FactSet Criteria Details TELUS Corp. Number of Outstanding Securities Number of outstanding securities of class was at all times at least 5,000,000, excluding securities beneficially owned, or over which control or direction was exercised, by related parties and securities that were not freely tradeable 1,535 mm Aggregate Trading Volume Aggregate trading volume of class of securities on published market on which class was principally traded was at least 1,000,000 securities for 12-month period preceding public announcement of issuer bid >1,700 mm Number of Trades There were at least 1,000 trades in securities of class on published market on which class was principally traded for 12-month period preceding public announcement of issuer bid >9 mm Aggregate Value of Trades Aggregate value of trades in securities of class on public market on which class was principally traded was at least C$15,000,000 for 12-month period preceding public announcement of issuer bid >C$37,000 mm Market Value Market value of class of securities on published market on which class was principally traded was at least C$75,000,000 for the calendar month preceding the calendar month in which transaction was publicly announced >C$33,400 mm